Exhibit (a)(3)(g)

SCHEDULE A

Series of the Trust

Janus Henderson AAA CLO ETF

Janus Henderson Impact Bond ETF

Janus Henderson International Sustainable Equity ETF

Janus Henderson Mortgage-Backed Securities ETF

Janus Henderson Net Zero Transition Resources ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

Janus Henderson Sustainable Corporate Bond ETF

Janus Henderson U.S. Real Estate ETF

Janus Henderson U.S. Sustainable Equity ETF

The Long-Term Care ETF

June 17, 2021